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                                                                   EXHIBIT NO. 4

                         INVESTMENT ADVISORY AGREEMENT

     This Agreement ("Advisory Agreement") made as of the 1st day of December, 1998/1/ between Hilliard-Lyons Government Fund, Inc., a Maryland corporation (the "Company"), and J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation ("Adviser"),

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Adviser is engaged in the business of rendering investment advisory services and is registered as an Investment Adviser under the Investment Advisers Act of 1940; and

     WHEREAS, Company desires to retain Adviser as its investment adviser and Adviser is willing to render such services to Company;

     NOW, THEREFORE, this Agreement

                                  WITNESSETH:

that in consideration of the payment to Adviser of the sum of $1.00, the receipt of which is hereby acknowledged, and in further consideration of the premises and the promises and covenants hereinafter set forth, the parties hereto agree as follows:

     1. Adviser shall manage the investment and reinvestment of the assets of Company for the period and on the terms set forth in this Agreement, subject to the overall control of the Board of Directors of Company. Adviser shall for all purposes be deemed to be an independent contractor and not an agent of Company and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Company in any way.

     2. Adviser at its own expense shall furnish office space to Company and all necessary office facilities, equipment, and personnel for managing the assets of Company. Adviser shall pay the compensation of Directors who are affiliated with Adviser. Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of Company, including, but not limited to, the cost and expense of research, analysis and supervision of the investment portfolio. Adviser shall pay all expenses in determination of daily pricing of the shares of Company and related bookkeeping expenses (other than for such services as are provided by the Company's custodian), the Company's organization expenses, and one-half of the fees of any trade association of which the
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     /1/ The Agreement shall be executed and become effective upon the later of
(a) the closing of the transactions contemplated by the Agreement and Plan of Merger by and between Hilliard-Lyons, Inc. and PNC Bank Corp. or (b) approval by the shareholders of the Company.
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Company may be a member. Adviser will pay all costs and expenses incurred in connection with the initial registration for offer and sale of Company's shares under the Securities Act of 1933 and under applicable state securities laws and the initial registration under the 1940 Act.

     3. Company shall pay all charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property, and of its transfer, shareholder recordkeeping, dividend disbursing, and redemption agents; all charges of legal counsel and of independent auditors; all compensation of directors other than those affiliated with Adviser;
interest expense; all expenses of notices, proxy solicitation material, reports to its shareholders and of all prospectuses furnished from time to time to existing shareholders or used for regulatory purposes; all expenses of printing and mailing Company stock certificates; all expenses of bond and insurance coverage required by law; all brokers' commissions and other normal charges incident to the purchase and sale of portfolio securities; all taxes and corporate fees payable to Federal, state, or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of complying with Federal, state, and other laws regulating the issue or sale of shares except for those expenses attributable to initial Federal and state securities law compliance and those deemed to be sales or promotional expenses; one-half of the fees of any trade association of which Company may be a member; all extraordinary expenses as may arise including expenses incurred in connection with litigation, proceedings and claims and the legal obligations of Company to indemnify its Directors, employees, shareholders and agents with respect thereto; all expenses of meetings of the Board of Directors and shareholders; and all other expenses incidental to its organization and operations not specifically assumed by Adviser pursuant to paragraphs 2 and 5.

     4. For all services rendered by Adviser hereunder, Company shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 1/2 of 1% of the first $200 million of the average daily net assets of Company; 3/8 of 1% of the next $100 million of average daily net assets, and 1/4 of 1% of average daily net assets in excess of $300 million. Such fee shall be accrued daily and shall be paid to Adviser on the last day of each month. For the purpose of computing the advisory fee, monies deposited with the Federal Reserve pursuant to the Credit Control Act will be excluded from the Company's net assets. [TO BE INCLUDED IF THIS AGREEMENT IS IMPLEMENTED PRIOR TO ITS APPROVAL BY THE COMPANY'S SHAREHOLDERS--Any fees payable by the Company under this Agreement during the period commencing on the effective date of this Agreement and ending on the date of the initial approval of this Agreement by a majority of the outstanding voting securities of the Company shall be paid into an interest-bearing escrow account with an unaffiliated financial institution, as the Company and the Adviser may establish, to be released to the Adviser only upon such initial approval of this Agreement, or, if such approval shall not occur within the 60 days following consummation of the merger, to the Company.]

     5. The total expenses of Company exclusive of taxes, of interest, of all brokers' and any bank commissions and other normal charges incident to the purchase and sale of portfolio securities, and (with the prior written consent of the necessary state securities commissions) of any extraordinary expenses of Directors and Adviser, but including fees paid to Adviser, shall not exceed on an annual basis 1-1/2% of the first $30,000,000 of average net assets and 1% of average net assets over $30,000,000, and Adviser agrees to reimburse Company for any sums expended for such expenses

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in excess of that amount. Such expense reimbursements, if any, will be reimbursed to Company by Adviser monthly as an offset against any amounts receivable by Adviser from Company. All such reimbursements and offsets will be subject to adjustment as of the end of each fiscal year of the Company.

     6. The services of Adviser to Company hereunder are not to be deemed exclusive, and Adviser shall be free to render similar services to others. Adviser may employ or contract with such other person, persons, corporation or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement.

     7. Neither Adviser nor any of its officers, directors, agents or employees shall be liable or responsible to Company or its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by Adviser of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part or from reckless disregard by Adviser of its obligations and duties under this Agreement.

     8. This Agreement may not be amended without the affirmative votes (a) of a majority of the Board of Directors, including a majority of those directors who are not "interested persons" of Company or of Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) of a "majority of the outstanding shares" of Company. The terms "interested person" and "vote of a majority of the outstanding shares" shall be construed in accordance with their respective definitions in sections 2(a)(19) and 2(a)(42) of the 1940 Act.

     9. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of Company, or by a vote of a majority of the outstanding shares of Company upon at least sixty (60) days' written notice to Adviser. This Agreement may be terminated by Adviser at any time upon at least sixty (60) days' written notice to Company. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Unless terminated as hereinbefore provided, this Agreement shall continue in effect until two years from the date on which this Agreement is executed, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those directors who are not interested persons of Company or of Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Directors of Company or by a vote of a majority of the outstanding shares of Company.

     10. The Company may use the name "Hilliard-Lyons Government Fund, Inc." or any other name derived from the name "J.J.B. Hilliard, W.L. Lyons, Inc." only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this Agreement or such other agreement shall no longer be in effect, the Fund will (by corporate action, if necessary) cease to use any name derived from the name "J.J.B. Hilliard, W.L. Lyons, Inc.", any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser or with any organization which shall have succeeded to the Adviser's business.

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Dated: November 30, 1998               HILLIARD-LYONS GOVENMENT FUND, INC
       ___________________________

                                       By: /s/ Joseph C. Curry, Jr.
                                           ____________________________________


                                       J.J.B. HILLIARD, W.L. LYONS, INC.


                                       By: /s/ Samuel Harvey
                                           ____________________________________


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